Exhibit 5.1

[Letterhead of Kirkpatrick & Lockhart LLP]

May 5, 2003

Impac Mortgage Holdings, Inc.

1401 Dove Street

Newport Beach, California 92660

Re: Impac Mortgage Holdings, Inc.

Registration Statement on Form S-3

Ladies and Gentlemen:

We have acted as counsel to Impac Mortgage Holdings, Inc., a Maryland corporation (the “Company”), in connection with the public offering from time to time of up to 4,862,965 shares (the “Shares”) of common stock, $0.01 par value (the “Common Stock”), pursuant to a Registration Statement on Form S-3 (File No. 333-74432) (the “Registration Statement”) filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”), relating to the offer from time to time by the Company of shares of its Common Stock, and a Prospectus Supplement dated May 5, 2003 (the “Prospectus Supplement”). This opinion is being delivered in accordance with the requirements of Item 601(b) (5) of Regulation S-K under the Securities Act.

You have requested our opinion as to the matters set forth below in connection with the Registration Statement. For purposes of rendering that opinion, we have examined the Registration Statement, the Company’s Articles of Incorporation, as amended, and Bylaws, and the corporate action of the Company that provides for the issuance of the Shares, and we have made such other investigation as we have deemed appropriate. We have examined and relied upon certificates of public officials and, as to certain matters of fact that are material to our opinion, we have also relied on a certificate of officers of the Company. In rendering our opinion, we also have made the assumptions that are customary in opinion letters of this kind. We have not verified any of those assumptions.

Our opinion set forth below is limited to the federal securities laws and the substantive laws of the State of California. We are opining with respect to all matters governed by Maryland law in reliance on the opinion of McKee Nelson LLP, dated the date hereof, a copy of which has been delivered to you. Further, our opinion is based solely upon existing laws, rules and regulations, and we undertake no obligation to advise you of any changes that may be brought to our attention after the date hereof.

Based upon the foregoing and all other instruments, documents and matters examined for the rendering of this opinion, it is our opinion that the Shares have been duly authorized and, when issued and paid for as contemplated by the Registration Statement, will be validly issued, fully paid and nonassessable.

With respect to the opinion set forth above, we have relied upon the opinion of McKee Nelson LLP, dated the date hereof, a copy of which has been delivered to you, as to matters of Maryland law.

We hereby consent to the filing of this opinion as an exhibit to that certain Form 8-K dated May 5, 2003 and to its incorporation by reference into the Registration Statement. We consent to the use of our name under the caption “Legal Matters” in the Prospectus Supplement. In giving our consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations thereunder.

Yours truly,

/s/ KIRKPATRICK & LOCKHART LLP